--------------------------------------------------------------------------------

                        PRO FORMA VALUATION UPDATE REPORT

                       ATLANTIC COAST FEDERAL CORPORATION

                               HOLDING COMPANY FOR
                             ATLANTIC COAST FEDERAL
                                Waycross, Georgia

                                  Dated As Of:
                                  July 27, 2004

--------------------------------------------------------------------------------





                                  Prepared By:

                              RP(R) Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

[LETTERHEAD]
RP(R) FINANCIAL, LC.
---------------------------------------------
Financial Services Industry Consultants


                                                                   July 27, 2004


Board of Directors
Atlantic Coast Federal Mutual Holding Company
Atlantic Coast Federal Corporation
Atlantic Coast Federal
505 Haines Avenue
Waycross, Georgia  31501

Members of the Boards:

         At your request, we have completed and hereby provide an updated independent appraisal ("Update") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the "Plan"), described below.

         This Update is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

         Our Original Appraisal report, dated March 5, 2004 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

         This update has been prepared to reflect: changes in stock market conditions for thrifts since the Original Appraisal, including the market for all publicly-traded thrifts in mutual holding company form and the new issue market for converting thrifts (including standard conversions, second step conversions and initial offerings by mutual holding companies); and Atlantic Coast Federal Corporation's recent financial developments as of June 30, 2004. As noted in the Original Appraisal, the valuation will be updated at least once more prior to the close of the Conversion to reflect such factors.

Description of Plan of Stock Issuance
-------------------------------------

         Atlantic Coast Federal Mutual Holding Company (the "MHC") is a federally chartered mutual holding company regulated by the OTS. The MHC was formed in 2003 in conjunction with the mutual holding company reorganization of Atlantic Coast Federal, Waycross, Georgia, ("Atlantic Coast Federal" or the "Bank"); no stock was issued publicly in the mutual holding company reorganization. Simultaneous with the mutual holding company reorganization, a

--------------------------------------------------------------------------------

Washington Headquarters
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

Board of Directors
July 27, 2004
Page 2


wholly-owned mid-tier stock holding company was formed known as Atlantic Coast Federal Corporation ("ACFC" or the "Company") and Atlantic Coast Federal became a wholly-owned subsidiary of the Company. Pursuant to the Plan, the Company will offer for sale up to 49.0% of its common stock (the "Minority Stock Issuance") to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank (including the employee stock ownership plan, or "ESOP"). Any shares that are not sold in the Subscription Offering may be offered for sale in the Direct Community Offering and subsequently, if appropriate, to the public in a Syndicated Community Offering. The number of shares of common stock to be sold in the Offering will approximate 40% of the total shares. The number of shares issued to the MHC will approximate 60% of the total shares.

         Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.

Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

         RP Financial's valuation was determined based on the financial condition and operations of the Company as of June 30, 2004, the date of the supplemental financial data included in the regulatory applications and prospectus.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

         The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

Board of Directors
July 27, 2004
Page 3


made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Discussion of Relevant Considerations
-------------------------------------

     1.   Financial Results
          -----------------

          Following the preparation of the Original Appraisal, the Company's June 30, 2004 financial data became available in supplemental form in the prospectus. The following discussion is based on such data. In this regard, Table 1 presents summary balance sheet and income statement data through June 30, 2004, as well as comparable data for the period ending December 31, 2003, as set forth in the Original Appraisal report.

          Growth Trends
          -------------

          The Company's total assets increased by approximately $80.6 million over the six months ended June 30, 2004, which was primarily funded by an increase in deposits and, to a lesser extent, borrowed funds. A portion of the increase in deposits (management estimates approximately $19 million) reflects some depositors interest in gaining subscription rights or a higher qualifying deposit following the announcement of the Minority Stock Issuance. The balance of loans increased during the six month period reflecting a comparatively strong level of loan originations.

          Equity increased during the six months ended June 30, 2004, as a result of interim earnings and a modest increase in the net valuation on AFS securities.

          Loans Receivable
          ----------------

          Loans receivable increased from $435.6 million, as of December 31, 2003, to $499.4 million, as of June 30, 2004, to equal 87.2% of assets. As described in the Original Appraisal, growth in the loan portfolio has been primarily focused in the mortgage portfolio, including 1-4 family mortgage loans as well as multi-family and commercial mortgage loans.

          Cash and Investment Securities
          ------------------------------

          As would be expected given the significant short-term deposit inflow referenced above, the balance of cash and cash equivalents increased significantly over the most recent six month period, from $9.0 million, or 1.8% of assets, as of December 31, 2003, to $29.3 million, or 5.1% of assets, as of June 30, 2004. Conversely, investment securities classified as available for sale ("AFS") decreased from $26.0 million, or 5.2% of assets, as of December 31, 2003, to $21.9 million, or 3.8% of assets, as of June 30, 2004, partially reflecting the redemption of callable securities in the Company's portfolio.

Board of Directors
July 27, 2004
Page 4


                                     Table 1
                             Atlantic Coast Federal
                              Recent Financial Data

                                                      At Dec. 31, 2003                        At June 30, 2004
                                                   -----------------------               --------------------------
                                                                     % of                                    % of
                                                    Amount          Assets                Amount            Assets
                                                    ------          ------                ------            ------
                                                    ($000)           (%)                  ($000)              (%)
Balance Sheet Data
------------------
  Assets                                           $499,040        100.00%               $579,629           100.00%
  Cash and Cash Equivalents                           8,978          1.80%                 29,264             5.05%
  Loans Receivable (net)                            435,614         87.29%                499,423            86.16%
  Investment Securities - AFS                        26,039          5.22%                 21,861             3.77%
  FHLB Stock                                          3,082          0.62%                  4,549             0.78%
  Intangible Assets                                   2,661          0.53%                  2,661             0.46%
  Deposits                                          392,256         78.60%                440,380            75.98%
  Borrowed Funds                                     60,971         12.22%                 90,971            15.69%
  Total Equity                                       43,218          8.66%                 45,019             7.77%

                                                       12 Months Ended                        12 Months Ended
                                                        Dec. 31, 2003                          June 30, 2004
                                                    ----------------------               --------------------------
                                                                   % of Avg.                               % of Avg.
                                                    Amount          Assets                Amount            Assets
                                                    ------          ------                ------            ------
                                                    ($000)           (%)                  ($000)              (%)
Summary Income Statement
------------------------
Interest Income                                     $31,213          6.43%                $30,353             5.82%
Interest Expense                                    (11,781)        -2.43%                (11,222)           -2.15%
                                                    -------         -----                 -------            -----
  Net Interest Income                               $19,432          4.00%                $19,131             3.67%
Provision for Loan Losses                            (4,238)        -0.87%                 (1,979)           -0.38%
                                                    -------         -----                 -------            -----
  Net Interest Income after Provisions              $15,194          3.13%                $17,152             3.29%

Other Operating Income                                4,893          1.01%                  5,055             0.97%
Operating Expense                                   (15,911)        -3.28%                (16,294)           -3.13%
                                                    -------         -----                 -------            -----
  Net Operating Income                               $4,176          0.86%                 $5,913             1.13%

Net Non-Operating Income                              2,640          0.54%                  2,617             0.50%
                                                    -------         -----                 -------            -----
  Net Income Before Tax                              $6,816          1.40%                 $8,530             1.63%
Income Taxes                                         (2,399)        -0.49%                 (3,071)           -0.59%
                                                    -------         -----                 -------            -----
  Net Income (Loss) Before Extraord. Items           $4,417          0.91%                 $5,459             1.04%

Less:  Non-Recurring Income                          (2,640)        -0.54%                 (2,617)           -0.50%
Tax Effect (1)                                        1,003          0.21%                    994             0.18%
                                                    -------         -----                 -------            -----
  Estimated Core Net Income                          $2,780          0.58%                 $3,836             0.72%

(1)  Reflects a 38% effective tax rate.

Source: Atlantic Coast Federal's audited and unaudited financial statements and RP Financial calculations.

Board of Directors
July 27, 2004
Page 5


          Funding
          -------

          Total deposits increased by nearly $48.1 million to total $440.4 million, reflecting both the impact of the influx of funds from both in-state and out-of-state depositors seeking to gain subscription rights and growth in core customer deposits. In this regard, $13.8 million of the growth was attributable to the introduction of a new tiered checking account while CDs increased by $12.2 million.

          For the six months ended June 30, 2004, borrowed funds increased by $30 million, to total $91.0 million, equal to 15.7% of total assets. The additional borrowings were utilized for interest rate risk management and liquidity purposes. ACFC may continue to utilize borrowings as a supplemental funding source in the future, generally on a short-to-intermediate term basis.

          Equity
          ------

          Total equity increased over the six months ended June 30, 2004, to equal $45.0 million, or 7.8% of total assets. In this regard, the change to the Company's equity was largely attributable to the retention of earnings during the six month period as the change to accumulated comprehensive income was comparatively modest. Since asset growth outstripped the growth of equity, the capital ratio diminished. The Bank remains classified as "Well Capitalized" for regulatory capital purposes.

          Income and Expense Trends
          -------------------------

          The Company's trailing 12 month earnings increased in the most recent period, from $4.4 million for the 12 months ended December 31, 2003, to $5.5 million for the 12 months ended June 30, 2004, with the increase driven by a reduction in the provision for loans losses, which was partially offset by a reduction in net interest income and increase to operating expenses on a more limited basis. At the same time, we note that the Company's earnings have been relatively volatile and the core components of net income were trending less favorable as net interest income declined and operating expenses increased for the six months ended June 30, 2004, relative to the same six month period one year earlier. Moreover, the Company's annualized earnings for the six months ended June 30, 2004, equaled $3.4 million, which is below the level for the trailing twelve month period of $5.5 million.

          Net Interest Income
          -------------------

          The Company's net interest income decreased slightly for the most recent trailing 12 month period, both in dollar terms and as a percent of average assets. Specifically, net interest income decreased modestly to equal $19.1 million, while the net interest income ratio decreased by 33 basis points to 3.67% for the most recent period. The recent reduction in the net interest margin is reflective of asset yields declining at a more rapid pace than the cost of funds. Moreover, the increase in the average balance was insufficient to offset the impact of diminishing spreads.

Board of Directors
July 27, 2004
Page 6


          Loan Loss Provisions
          --------------------

          Provision for loan losses decreased by $2.2 million, to equal $2.0 million for the 12 months ended June 30, 2004, equal to 0.38% of average assets. The reduction in the loan loss provision is primarily attributable to the elimination of relatively high provisions for the six months ended June 30, 2003, of $3.9 million from trailing twelve month earnings. A substantial portion of the loan loss provision for the first six months of fiscal 2003 was attributable to the delinquency of the Company's largest loan, with a balance of $4.0 million.

          Non-Interest Income
          -------------------

          Non-interest income increased slightly relative to the level reflected in the Original Appraisal, and totaled $5.1 million, equal to 0.97% of average assets for the twelve months ended June 30, 2004. Non-interest income generated by the Company through various sources including: the Company's deposit accounts, including various service and non-sufficient fund ("NSF") charges and interchange fees; and ATM related fees, reflecting foreign transactions at its ATMs and interchange income resulting from the Company's customers utilizing foreign ATMs.

          Operating Expenses
          ------------------

          Non-interest expense increased modestly for the twelve months ended June 30, 2004 (by $383,000), to total $16.3 million, equal to 3.13% of average assets. Operating costs have continued to increase (a trend noted in the Original Appraisal) as a result of the costs related to the acquisition of branches and the related staffing costs. Additionally, the Company has incurred expenses as it sought to resolve problem assets (including the related litigation costs) and bolster its staff and credit administration processes and procedures in response to the Resolution adopted in May 2003.

          Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should at least partially offset the anticipated expense increase.

          Non-Operating Income/Expense
          ----------------------------

          Non-operating income and expense items remain a significant factor in the Company's operations. In this regard, gains on the sale of loans have been the most significant contributor to the Company's non-operating revenues reflecting the impact of the sale of the credit card portfolio in fiscal 2003. For the 12 months ended June 30, 2004, net non-operating income totaled $2.6 million, equal to 0.50% of average assets, which approximates the level reported for the twelve months ended December 31, 2004. From a valuation perspective, we will continue to give less weight to non-recurring gains.

          Taxes
          -----

          The Company's tax rate approximated 36% for the 12 months ended June 30, 2004, which is comparable relative to the average tax rate of 35% reported for the 12 months ended December 31, 2003.

Board of Directors
July 27, 2004
Page 7


     2.   Asset Quality
          -------------

          Nonperforming loans decreased from $7.6 million as of December 31, 2003, to $4.0 million as of June 30, 2004, while total classified loans remained relatively unchanged at $19.8 million as of June 30, 2004, compared to the level of $19.9 million prevailing as of December 31, 2003. Total non-performing assets decreased from $8.6 million, equal to 1.73% of assets as of December 31, 2003, to $4.2 million, equal to 0.73% of assets as of June 30, 2004.

          As of December 31, 2003, approximately $2.8 million of the allowance for loan losses balance was allocated to an individual problem loan relationship. The outstanding loan balance for this loan relationship was approximately $4.9 million as of June 30, 2004. This loan was made to finance the acquisition of land and the construction of a water treatment plant for commercial and industrial customers. There is a facility in each of Waycross, Georgia and Jacksonville, Florida. A related company, also in the waste water treatment business, provided a guarantee for the debt. As a result of environmental contamination on the Jacksonville property, the borrower has been delayed in getting construction permits to build the facility. The borrower has filed suit against the seller of the property seeking damages in excess of $2.5 million alleging fraud, among other things. The Company has taken an assignment of any judgment proceeds as additional collateral. In early May, 2004, management learned that key business permits had been revoked by the municipality where the borrower operated and thus its operations had essentially ceased. Accordingly, management determined that this event, although subsequent to March 31, 2004, is of a nature which should be recognized in the first quarter and thus ACFC has charged the loan down to the fair market value of its collateral. The chargeoff on this loan approximated $4 million for the quarter ended March 31, 2004.

     3.   Regulatory Issues
          -----------------

          On April 14, 2004, the Office of Thrift Supervision informed management during the exit interview that all previously imposed commercial lending restrictions were being lifted as a result of the completed examination. Management intends to re-focus efforts on the growth of the commercial loan portfolio with particular emphasis on commercial real estate loans.

     4.   Peer Group Financial Comparisons
          --------------------------------

          Tables 2 and 3 present the most updated financial characteristics and operating results available for Company, the Peer Group and all publicly-traded savings institutions. The Peer Group is comprised of the same ten publicly-traded companies operating within the mutual holding company structure as were employed in the Original Appraisal.

Board of Directors
July 27, 2004
Page 8


                                     Table 2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                              As of March 31, 2004

                                                           Balance Sheet as a Percent of Assets
                                           ---------------------------------------------------------------
                                              Cash &           MBS &                              Borrowed
                                           Equivalents         Invest       Loans      Deposits    Funds
                                           -----------         ------       -----      --------   --------
Atlantic Coast Financial Corporation
------------------------------------
  June 30, 2004                                    5.1%           4.6%       86.2%       76.0%        15.7%

All Public Companies                               4.5%          23.7%       67.2%       66.9%        20.3%
Comparable Group Average                           6.5%          30.4%       57.9%       76.0%         9.6%
   Mid-Atlantic Companies                          5.0%          29.2%       60.2%       74.9%        11.5%
   Midwest Companies                              11.0%          28.5%       56.7%       78.6%         5.0%
   New England Companies                           8.2%          42.9%       44.5%       77.9%         5.7%

Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB   Alliance Bank MHC of PA (20.0)              7.5%          31.9%       54.9%       73.5%        16.2%
BCSB   BCSB Bankcorp MHC of MD (36.4)              2.2%          44.5%       49.3%       79.0%         6.7%
GOV    Gouverneur Bcp MHC of NY(42.5)              3.1%          15.8%       74.8%       61.6%        18.2%
GCBC   Green Co Bcrp MHC of NY (43.9)              8.4%          36.6%       52.4%       84.1%         4.4%
ONFC   Oneida Fincl MHC of NY (42.2)               3.8%          39.9%       47.0%       71.7%        15.2%
PBHC   Pathfinder BC MHC of NY (36.8)              5.4%          25.8%       61.9%       76.4%        13.5%
ROME   Rome Bncp Inc MHC of NY (38.9)              4.5%          10.1%       81.1%       78.1%         6.6%

Midwest Companies
-----------------
JXSB   Jcksnville Bcp MHC of IL(46.3)              4.1%          41.9%       48.2%       89.7%         0.7%
WCFB   Wbstr Cty Fed MHC of IA (39.0)             17.9%          15.0%       65.1%       67.5%         9.2%

New England Companies
---------------------
WFD    Westfield Finl MHC of MA(46.5)              8.2%          42.9%       44.5%       77.9%         5.7%

                                                             Balance Sheet as a Percent of Assets
                                                 ----------------------------------------------------------
                                                 Subd.           Net     Goodwill     Tng Net       MEMO:
                                                 Debt           Worth    & Intang      Worth     Pref.Stock
                                                 -----          -----    --------     -------    ----------
Atlantic Coast Financial Corporation
------------------------------------
  June 30, 2004                                    0.0%           7.8%        0.5%        7.3%         0.0%

All Public Companies                               0.7%          10.8%        0.7%       10.1%         0.0%
Comparable Group Average                           0.5%          12.4%        0.6%       11.8%         0.0%
   Mid-Atlantic Companies                          0.7%          11.2%        0.7%       10.5%         0.0%
   Midwest Companies                               0.0%          14.8%        0.7%       14.2%         0.0%
   New England Companies                           0.0%          15.7%        0.0%       15.7%         0.0%

Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB   Alliance Bank MHC of PA (20.0)              0.0%           9.4%        0.0%        9.4%         0.0%
BCSB   BCSB Bankcorp MHC of MD (36.4)              3.2%           6.3%        0.4%        5.9%         0.0%
GOV    Gouverneur Bcp MHC of NY(42.5)              0.0%          18.6%        0.0%       18.6%         0.0%
GCBC   Green Co Bcrp MHC of NY (43.9)              0.0%          11.0%        0.0%       11.0%         0.0%
ONFC   Oneida Fincl MHC of NY (42.2)               0.0%          12.1%        3.0%        9.2%         0.0%
PBHC   Pathfinder BC MHC of NY (36.8)              1.7%           7.4%        1.5%        5.8%         0.0%
ROME   Rome Bncp Inc MHC of NY (38.9)              0.0%          13.6%        0.0%       13.6%         0.0%

Midwest Companies
-----------------
JXSB   Jcksnville Bcp MHC of IL(46.3)              0.0%           7.9%        1.2%        6.8%         0.0%
WCFB   Wbstr Cty Fed MHC of IA (39.0)              0.0%          21.6%        0.1%       21.5%         0.0%

New England Companies
---------------------
WFD    Westfield Finl MHC of MA(46.5)              0.0%          15.7%        0.0%       15.7%         0.0%

                                                                         Balance Sheet Annual Growth Rates
                                               ------------------------------------------------------------------------------------
                                                          MBS, Cash &                             Borrows.        Net       Tng Net
                                                Assets    Investments       Loans    Deposits    & Subdebt       Worth       Worth
                                                ------    -----------       -----    --------    ---------       -----      -------
Atlantic Coast Financial Corporation
------------------------------------
  June 30, 2004                                  17.17%         -1.95%      21.06%       8.03%      115.13%      10.27%       12.42%

All Public Companies                              8.70%          3.34%      10.09%       6.64%       19.03%       4.37%        4.62%
Comparable Group Average                          5.28%          3.00%       4.90%       3.86%       25.97%       3.02%        3.52%
   Mid-Atlantic Companies                         7.54%          1.49%       8.54%       6.16%       18.22%       3.43%        4.01%
   Midwest Companies                              1.09%         12.25%      -6.60%       0.54%       25.75%       1.82%        2.26%
   New England Companies                         -2.15%         -4.90%       2.40%      -5.63%       72.97%       2.59%        2.59%

Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB   Alliance Bank MHC of PA (20.0)             3.04%         -9.97%      13.38%       3.64%        0.32%       3.04%        3.04%
BCSB   BCSB Bankcorp MHC of MD (36.4)            16.29%         48.56%      -5.72%       6.77%         N.M.      -0.14%        0.00%
GOV    Gouverneur Bcp MHC of NY(42.5)            10.73%        -36.26%      29.21%       7.46%       37.80%       2.69%        2.69%
GCBC   Green Co Bcrp MHC of NY (43.9)            12.51%         16.23%       9.75%      12.01%       50.00%       6.96%        6.96%
ONFC   Oneida Fincl MHC of NY (42.2)              1.68%          2.65%      -0.03%       3.12%       -9.23%       7.08%        7.68%
PBHC   Pathfinder BC MHC of NY (36.8)             6.96%         22.64%       1.10%       9.22%       10.16%       6.35%        9.66%
ROME   Rome Bncp Inc MHC of NY (38.9)             1.56%        -33.41%      12.09%       0.90%       20.26%      -1.98%       -1.98%

Midwest Companies
-----------------
JXSB   Jcksnville Bcp MHC of IL(46.3)             2.47%         20.70%     -10.85%       2.24%       51.49%       2.11%        2.95%
WCFB   Wbstr Cty Fed MHC of IA (39.0)            -0.30%          3.79%      -2.34%      -1.16%        0.00%       1.52%        1.57%

New England Companies
---------------------
WFD    Westfield Finl MHC of MA(46.5)            -2.15%         -4.90%       2.40%      -5.63%       72.97%       2.59%        2.59%

                                                          Regulatory Capital
                                              -----------------------------------------------

                                              Tangible           Core                Reg.Cap.
                                              --------           ----                --------
Atlantic Coast Financial Corporation
------------------------------------
  June 30, 2004                                   7.20%          7.20%                  10.70%

All Public Companies                              9.57%          9.49%                  16.92%
Comparable Group Average                         12.99%         11.87%                  20.09%
   Mid-Atlantic Companies                        11.15%         10.84%                  19.65%
   Midwest Companies                             19.65%         13.14%                  13.25%
   New England Companies                         15.55%         15.55%                  29.56%

Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB   Alliance Bank MHC of PA (20.0)              N.M.          9.30%                  16.70%
BCSB   BCSB Bankcorp MHC of MD (36.4)             7.43%          7.43%                  16.43%
GOV    Gouverneur Bcp MHC of NY(42.5)            17.90%         17.90%                  32.50%
GCBC   Green Co Bcrp MHC of NY (43.9)             8.87%          8.87%                  19.62%
ONFC   Oneida Fincl MHC of NY (42.2)              8.21%          8.21%                  13.93%
PBHC   Pathfinder BC MHC of NY (36.8)              N.M.           N.M.                    N.M.
ROME   Rome Bncp Inc MHC of NY (38.9)            13.34%         13.34%                  18.70%

Midwest Companies
-----------------
JXSB   Jcksnville Bcp MHC of IL(46.3)              N.M.          6.62%                  13.25%
WCFB   Wbstr Cty Fed MHC of IA (39.0)            19.65%         19.65%                    N.M.

New England Companies
---------------------
WFD    Westfield Finl MHC of MA(46.5)            15.55%         15.55%                  29.56%

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R)Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

Board of Directors
July 27, 2004
Page 9


                                     Table 3
         Income as Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 2004

                                                                      Net Interest Income
                                                               --------------------------------------
                                                                                               Loss        NII
                                                     Net                                      Provis.     After
                                                   Income      Income    Expense      NII     on IEA     Provis.
                                                   ------      ------    -------      ---     ------     -------
Atlantic Coast Financial Corporation
------------------------------------
  June 30, 2004                                      1.04%       5.82%      2.15%    3.67%      0.38%      3.29%

All Public Companies                                 0.83%       5.10%      2.08%    3.02%      0.16%      2.86%
Comparable Group Average                             0.65%       5.09%      1.87%    3.23%      0.17%      3.06%
   Mid-Atlantic Companies                            0.61%       5.19%      1.84%    3.34%      0.14%      3.20%
   Midwest Companies                                 0.67%       5.17%      2.10%    3.08%      0.29%      2.79%
   Other Comparable Companies                        0.85%       4.29%      1.57%    2.71%      0.09%      2.63%

Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB    Alliance Bank MHC of PA (20.0)               0.60%       5.25%      2.19%    3.07%      0.13%      2.94%
BCSB    BCSB Bankcorp MHC of MD (36.4)               0.06%       4.70%      2.36%    2.34%      0.18%      2.16%
GOV     Gouverneur Bcp MHC of NY (42.5)              0.83%       5.73%      1.86%    3.87%      0.10%      3.77%
GCBC    Green Co Bcrp MHC of NY (43.9)               1.03%       5.05%      1.36%    3.69%      0.06%      3.63%
ONFC    Oneida Fincl MHC of NY (42.2)                0.70%       4.78%      1.82%    2.96%      0.13%      2.83%
PBHC    Pathfinder BC MHC of NY (36.8)               0.52%       5.18%      1.99%    3.19%      0.24%      2.95%
ROME    Rome Bncp Inc MHC of NY (38.9)               0.56%       5.61%      1.33%    4.28%      0.16%      4.12%

Midwest Companies
-----------------
JXSB    Jcksnville Bcp MHC of IL (46.3)              0.23%       4.79%      2.05%    2.73%      0.58%      2.15%
WCFB    Wbstr Cty Fed MHC of IA (39.0)               1.11%       5.56%      2.14%    3.42%      0.00%      3.42%

New England Companies
---------------------
WFD     Westfield Finl MHC of MA (46.5)              0.85%       4.29%      1.57%    2.72%      0.09%      2.63%

                                                           Other Income                        G&A/Other Exp.        Non-Op. Items
                                                     ------------------------    Total      ------------------     ----------------
                                                     Loan    R.E.     Other      Other        G&A     Goodwill      Net    Extrao.
                                                     Fees    Oper.    Income     Income     Expense    Amort.      Gains    Items
                                                     ----    -----    ------     ------     -------   --------     -----   -------
Atlantic Coast Financial Corporation
------------------------------------
  June 30, 2004                                      0.00%    0.00%     0.97%      0.97%       3.13%      0.00%     0.50%     0.00%

All Public Companies                                 0.07%   -0.01%     0.54%      0.60%       2.45%      0.02%     0.25%     0.01%
Comparable Group Average                             0.03%    0.00%     0.65%      0.69%       2.91%      0.02%     0.07%     0.00%
   Mid-Atlantic Companies                            0.02%    0.01%     0.75%      0.78%       3.14%      0.02%     0.04%     0.00%
   Midwest Companies                                 0.08%   -0.01%     0.47%      0.54%       2.45%      0.02%     0.18%     0.00%
   Other Comparable Companies                        0.01%    0.00%     0.31%      0.33%       2.16%      0.00%     0.10%     0.00%

Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB    Alliance Bank MHC of PA (20.0)               0.01%    0.04%     0.33%      0.38%       2.69%      0.00%     0.00%     0.00%
BCSB    BCSB Bankcorp MHC of MD (36.4)               0.03%    0.01%     0.17%      0.21%       2.33%      0.01%     0.04%     0.00%
GOV     Gouverneur Bcp MHC of NY (42.5)              0.00%   -0.05%     0.35%      0.30%       2.81%      0.00%     0.07%     0.00%
GCBC    Green Co Bcrp MHC of NY (43.9)               0.00%    0.00%     1.04%      1.04%       3.18%      0.00%    -0.01%     0.00%
ONFC    Oneida Fincl MHC of NY (42.2)                0.00%    0.00%     2.36%      2.36%       4.44%      0.02%     0.21%     0.00%
PBHC    Pathfinder BC MHC of NY (36.8)               0.10%    0.04%     0.54%      0.68%       3.05%      0.08%     0.21%     0.00%
ROME    Rome Bncp Inc MHC of NY (38.9)               0.00%    0.00%     0.48%      0.48%       3.50%      0.00%    -0.25%     0.00%

Midwest Companies
-----------------
JXSB    Jcksnville Bcp MHC of IL (46.3)              0.15%   -0.01%     0.58%      0.72%       2.82%      0.03%     0.35%     0.00%
WCFB    Wbstr Cty Fed MHC of IA (39.0)               0.00%    0.00%     0.37%      0.37%       2.07%      0.01%     0.02%     0.00%

New England Companies
---------------------
WFD     Westfield Finl MHC of MA (46.5)              0.01%    0.00%     0.31%      0.33%       2.17%      0.00%     0.10%     0.00%

                                                  Yields, Costs, and Spreads
                                                -------------------------------       MEMO:       MEMO:
                                                   Yield        Cost    Yld-Cost     Assets/    Effective
                                                On Assets    Of Funds    Spread     FTE Emp.     Tax Rate
                                                ---------    --------   --------    --------    ---------
Atlantic Coast Financial Corporation
------------------------------------
  June 30, 2004                                      6.29%       2.58%      3.71%     $3,471        36.00%

All Public Companies                                 5.19%       2.30%      2.89%     $5,068        34.12%
Comparable Group Average                             5.35%       2.17%      3.18%     $3,507        23.97%
   Mid-Atlantic Companies                            5.46%       2.12%      3.35%     $3,360        23.33%
   Midwest Companies                                 5.38%       2.52%      2.86%     $3,148        35.88%
   Other Comparable Companies                        4.49%       1.87%      2.62%     $5,247         4.67%

Comparable Group
----------------

Mid-Atlantic Companies
----------------------
ALLB    Alliance Bank MHC of PA (20.0)               5.54%       2.43%      3.11%     $4,809         4.57%
BCSB    BCSB Bankcorp MHC of MD (36.4)               4.86%       2.62%      2.25%     $4,176         2.35%
GOV     Gouverneur Bcp MHC of NY (42.5)              5.96%       2.36%      3.60%     $3,094        37.79%
GCBC    Green Co Bcrp MHC of NY (43.9)               5.18%       1.54%      3.64%     $3,231        31.23%
ONFC    Oneida Fincl MHC of NY (42.2)                5.28%       2.08%      3.19%     $2,922        25.41%
PBHC    Pathfinder BC MHC of NY (36.8)               5.57%       2.20%      3.37%     $2,907        27.35%
ROME    Rome Bncp Inc MHC of NY (38.9)               5.86%       1.58%      4.28%     $2,382        34.61%

Midwest Companies
-----------------
JXSB    Jcksnville Bcp MHC of IL (46.3)              5.08%       2.26%      2.82%     $2,247        35.94%
WCFB    Wbstr Cty Fed MHC of IA (39.0)               5.67%       2.77%      2.89%     $4,051        35.82%

New England Companies
---------------------
WFD     Westfield Finl MHC of MA (46.5)              4.49%       1.87%      2.62%     $5,247         4.67%

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.

Board of Directors
July 27, 2004
Page 10


          Financial Condition
          -------------------

          In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios examined in the Original Appraisal analysis. The Company's asset composition continues to reflect a comparatively higher concentration of loans to assets, at 86.2% versus a 57.9% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (9.7% of assets versus 36.9% for the Peer Group), notwithstanding the recent influx of funds which were largely reinvested into short-term investments. The ratio of deposits/assets remained relative comparable for the Company in comparison to the Peer Group (both were 76.0% of assets) while the ratio of borrowings increased for the Company in comparison to the Peer Group (15.7% versus 9.6% for the Peer Group on average).

          The Company's capital continues to fall below the Peer Group average based on their respective ratios of 7.8% and 12.4%, respectively. Intangible assets remained comparable for both the Company and the Peer Group, equal to 0.5% and 0.6%, respectively. The increased equity is anticipated to enhance ACFC's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Company's return on equity ("ROE"), based on both reported and core earnings. Both the Company's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Company's cushion over capital requirements will be enhanced.

          Updated balance sheet growth rate comparisons are impacted by the Company's deposit inflow as the asset, investment and deposit balances, which made its higher core retail growth rate more pronounced. Overall, assets increased by 17.2% versus an average of 5.3% for the Peer Group. Deposit and borrowings growth were also well above the Peer Group average, with the deposit growth rate reflecting both organic growth through the branches and the aforementioned influx of deposits from depositors seeking subscription rights or increased qualifying balances. Equity growth rates for the Company and the Peer Group approximated 10.3% and 3.0%, respectively. The Peer Group's more limited equity growth, notwithstanding higher profitability, reflects their dividend and capital management strategies. On a post-offering basis, the Company's capital growth rate should be diminished due to the increased equity level and relatively low market reinvestment rates.

          Income and Expense Trends
          -------------------------

          The Company's and the Peer Group reported profitability ratios of 1.04% and 0.65%, respectively, for the most recent 12 month period (see Table
3). Consistent with the characteristics noted in the Original Appraisal, the Company's operations reflect a relatively favorable level of net interest income and fee income, the benefits of which are offset by a comparatively higher level of operating expenses and loan loss provisions. Moreover, reported earnings for ACFC were supported by non-operating gains on sale while the Peer Group's earnings primarily consisted of core earnings elements.

          ACFC's ratio of net interest income to average assets diminished to 3.67% for the 12 months ended June 30, 2004, but nonetheless remains above the Peer Group average of 3.23%.

Board of Directors
July 27, 2004
Page 11


The Company's updated interest income and expenses continue to reflect its relatively strong asset yields, the benefits of which are offset by a comparatively high cost of funds.

          Non-interest income equaled 0.97% of average assets for ACFC versus an average of 0.69% for the Peer Group. The Company's non-interest income ratio is comparatively higher, primarily reflecting the high level of fee income generated through the Company's deposit accounts and large ATM network. The Company recently sold its credit card portfolio with a principal balance of approximately $13.0 million for a $2.6 million gain, which is reflected as a non-operating income item for purposes of this analysis. In the future, ACFC expects that interchange income (and expense) will diminish as a result of the sale of the credit card portfolio.

          The operating expense ratios for ACFC and the Peer Group were 3.13% and 2.91%, respectively, and thus, the Company remains at a disadvantage in this regard. As noted in the Original Appraisal, several factors have caused ACFC to operate with a high operating expense ratio including the additional compensation, marketing, and other costs related to the growth and expansion plans. In particular, operating costs have increased as a result of the costs related to the acquisition of branches and the related staffing costs. Additionally, the Company has incurred expenses as it sought to resolve problem assets (including the related litigation costs) and bolster its staff and credit administration processes and procedures in response to the Resolution adopted in May 2003. On a post-offering basis, ACFC's operating expenses can be expected to increase with the stock benefit plans and cost of operating as a public company, but will be seeking to leverage its overhead and infrastructure through future balance sheet growth.

          Loan loss provisions for the Company diminished but remained in excess of the Peer Group average, amounting to 0.38% and 0.17% of average assets for ACFC and the Peer Group, respectively, based on updated financial data. The comparatively higher level of loan loss provisions for the Company in recent periods in comparison to the Peer Group reflects: (1) the high growth in total loans, including income producing property loans; and (2) the Company's limited experience historically with respect to income producing property lending and the higher risk profile of such lending. Additionally, recent loan loss provisions also reflect the increase in NPAs, including reserves allocated to specific problem loans included in the balance of classified assets.

          Non-operating income for the Company remains well above the Peer Group average, primarily reflecting the gain on sale of ACFC's credit card portfolio. Specifically, the Company reported net non-operating income equal to 0.50% of average assets versus only 0.07% of average assets for the Peer Group. Such gains are largely believed to be one-time non-recurring events. Accordingly, they will be excluded from the calculation of the core valuation earnings base on a tax effected basis.

          ACFC's effective tax rate of 36.00% remains above the Peer Group's average tax rate of 23.97% based on updated financial data.

     3.   Stock Market Conditions
          -----------------------

          Since the date of the Original Appraisal, the overall stock market has moved lower. Stocks generally declined during the first half of March, reflecting valuation concerns following

Board of Directors
July 27, 2004
Page 12


a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings. Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May and into June, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stock prices continued to trend downward in July amid concerns regarding corporate earnings, which some analysts are expecting to come in below their prior estimates.

          As an indication of the general trends in the nation's stock markets over the past year, as of July 27, 2004, the DJIA closed at 10085.14, a decrease of 4.8% from the date of the Original Appraisal, and the NASDAQ closed at 1869.10, a decrease of 8.7% from the same date. The Standard & Poors 500 Index closed at 1094.83 on July 27, 2004 a decrease of 5.4% from March 5, 2004.

          Since the date of the Original Appraisal, the market for thrift issues has moved significantly lower. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter. Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Additional interest rate worries, along with the uncertain economic outlook, resulted in continuing weakness to banking industry stocks through June and July. On July 27, 2004, the SNL Index for all publicly-traded thrifts closed at 1442.7, a decrease of 11.0% from the date of the Original Appraisal. The SNL MHC Index closed at 2564.4 on July 27, 2004, a decrease of 11.9% from March 5, 2004, the date of the Original Appraisal.

          The updated market prices and pricing ratios for the Peer Group and all publicly-traded thrifts reflect the market weakness since the date of the Original Appraisal. The P/B and P/TB ratios have decreased in a range of 6% on a fully converted basis since the date of the Original Appraisal while reflecting a decrease in the range of 20% to 21% on a reported basis, which slightly exceeds the level of decrease in the price per share and market capitalization of the Peer Group companies based on the median change. The reduction in the Peer Group's pricing exceeded the range exhibited by the SNL Thrift Index and the SNL MHC Index which decreased in a range of 11% to 12% (see Table 4).

Board of Directors
July 27, 2004
Page 13


                                     Table 4
                         Average Pricing Characteristics

                                                              At March 5,            At July 27,          Percent
                                                                 2004                   2004              Change
                                                              -----------            -----------          -------
Peer Group (Fully Converted Basis)
----------------------------------
Price/Earnings (x)                                               33.53x                 28.69x            (14.4)%
Price/Core Earnings (x)                                          37.29                  32.08             (14.0)
Price/Book (%)                                                  102.33%                 95.68              (6.5)
Price/Tangible Book (%)                                         105.86                  99.29              (6.2)
Price/Assets (%)                                                 25.49                  22.03             (13.6)
Price/Share ($) (1)                                               --                     --               (18.2)
Market Capitalization (1)                                         --                     --               (15.8)

Peer Group (Reported Basis)
---------------------------
Price/Earnings (x)                                               39.78x                 34.52x            (13.2)%
Price/Core Earnings (x)                                          44.05                  35.96             (18.4)
Price/Book (%)                                                  254.21%                203.15             (20.1)
Price/Tangible Book (%)                                         273.39                 216.09             (21.0)
Price/Assets (%)                                                 30.82                  35.96             (16.7)

All Publicly-Traded Thrifts
---------------------------
Price/Earnings (x)                                               18.08x                 17.19x             (4.9)%
Price/Core Earnings (x)                                          20.65                  19.12              (7.4)
Price/Book (%)                                                  167.69%                153.75              (8.3)
Price/Tangible Book (%)                                         195.29                 166.19              (7.8)
Price/Assets (%)                                                 18.37                  16.67              (9.1)

Other
-----
SNL Thrift Index                                                1621.5                 1442.7             (11.0)%
SNL MHC Index                                                   2910.0                 2564.4             (11.9)%

(1) Reflects the median of the percentage change for the Peer Group companies.

          As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the

Board of Directors
July 27, 2004
Page 14


current market for existing thrifts the P/TB often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          As shown in Table 5, two standard conversions and two MHC offerings have been completed during since the beginning of March. The MHC offerings were deemed to be most relevant to the Bank's offering. The closing pro forma price/tangible book ratio of the recent MHC offerings equaled 78.7% on a fully converted basis, while the core price/earnings multiple was 23.7 times for the one company reporting a meaningful multiple. These four conversion offerings exhibited an average price increase of 6.7% during the first month of trading. As an indicator of weakness in the market for thrift stocks, including the new issue market, two of the companies completing conversions during the last three months are currently below their IPO prices in aftermarket trading. Specifically, SE Financial Corp of PA completing its standard conversion offering as of May 6, 2004, at the supermaximum of the offering range, at a pro forma P/B of 85.7% and 41.7 times earnings. SE Financial Corp. traded down nominally on the first day of trading and closed at 6% below its IPO price after the first month of trading. Monadnock Community Bancorp of NH completed its minority stock offering as of June 29, 2004, at the midpoint of the offering range, at a pro forma fully converted P/B of 84.1% and at an earnings multiple which was not meaningful. Monadnock Community Bancorp traded up modestly on the first day of trading and was trading 5% below its IPO price as of July 23, 2004.

Valuation Approaches:  Fully Converted Basis
--------------------------------------------

          In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing ACFC's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in ACFC's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits 2 and 3). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in ACFC's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company's full conversion value, described in the Original Appraisal have not changed; however, we did update the valuation bases to the June 30, 2004 period.

          In examining the valuation adjustments made relative to the Peer Group in the Original Appraisal, we concluded that no adjustment for financial condition were necessary, as the Company's pro forma balance sheet based on updated financial data through June 30, 2004, reflected limited change from the Peer Group comparison contained in the Original Appraisal overall. For the valuation parameter of profitability, growth and viability of earnings, we considered that earnings have increased in relation to the Peer Group. At the same time, the improvement in earnings was primarily attributable to a reduction in loan loss provisions which was anticipated in the Original Appraisal, as a substantial portion of the loan loss provisions

Board of Directors
July 27, 2004
Page 15

RP Financial, LC.

                                     Table 5
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                      Pre-Conversion Data
               Institutional Information                                       ------------------------------------
                                                                               Financial Info.      Asset Quality
-------------------------------------------------------------------------------------------------------------------------------


                                                Conversion                               Equity/     NPAs/    Res.      Gross
Institution                              ST.       Date         Ticker         Assets    Assets     Assets    Cov.      Proc.
-----------                              ---       ----         ------         ------    ------     ------    ----      -----
                                                                               ($Mil)     (%)         (%)      (%)     ($Mil.)
-------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Third Century Bancorp                    IN        6/30/04    TDCB-OTS BB      $  107     7.62%      0.47%     662%    $ 16.5
SE Financial Corp.                       PA       5/6/2004    SEFL-OTS BB      $   86     9.22%      0.22%     150%    $ 25.8

                                         Averages - Standard Conversions:      $   97     8.42%      0.35%     406%    $ 21.2
                                          Medians - Standard Conversions:      $   97     8.42%      0.35%     406%    $ 21.2

Second Step Conversions
-----------------------
Partners Trust Financial Group, Inc.*(7) NY        7/15/04    PRTR-NASDAQ      $3,628    11.01%      0.59%     264%     148.8

                                      Averages - Second Step Conversions:      $3,628    11.01%      0.59%     264%     148.8
                                       Medians - Second Step Conversions:      $3,628    11.01%      0.59%     264%     148.8

Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.   IL        6/29/04    FFFS-NASDAQ      $  123    15.62%      0.07%     471%    $ 17.6
Monadnock Community Bncp, Inc.*(9)       NH        6/29/04    MNCK-OTC BB      $   45     5.64%      0.37%     207%    $  3.4

                           Averages - Mutual Holding Company Conversions:      $   84    10.63%      0.22%     339%    $ 10.5
                            Medians - Mutual Holding Company Conversions:      $   84    10.63%      0.22%     339%    $ 10.5

                                              Averages - All Conversions:      $  798     9.82%      0.34%     351%    $ 42.4
                                               Medians - All Conversions:      $  107     9.22%      0.37%     264%    $ 17.6
-------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

               Institutional Information                                          Offering Information        Contribution to
                                                                                                             Charitable Found.
----------------------------------------------------------------------------------------------------------------------------------


                                                Conversion                        %        % of      Exp./              % of
Institution                              ST.       Date         Ticker         Offered     Mid.      Proc.    Form    Offering
-----------                              ---       ----         ------         -------     ----      -----    ----    --------
                                                                                 (%)       (%)        (%)               (%)
----------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Third Century Bancorp                    IN        6/30/04    TDCB-OTS BB        100%      132%      3.8%       NA        NA
SE Financial Corp.                       PA       5/6/2004    SEFL-OTS BB        100%      132%      2.2%       NA        NA

                                         Averages - Standard Conversions:        100%      132%      3.0%      N.A.      N.A.
                                          Medians - Standard Conversions:        100%      132%      3.0%      N.A.      N.A.

Second Step Conversions
-----------------------
Partners Trust Financial Group, Inc.*(7) NY        7/15/04    PRTR-NASDAQ         54%       85%      3.6%       N.A      N.A

                                      Averages - Second Step Conversions:         54%       85%      3.6%       NA        NA
                                       Medians - Second Step Conversions:         54%       85%      3.6%       NA        NA

Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.   IL        6/29/04    FFFS-NASDAQ         45%       92%      3.9%       N.A      N.A
Monadnock Community Bncp, Inc.*(9)       NH        6/29/04    MNCK-OTC BB         45%      100%     14.8%       N.A      N.A

                           Averages - Mutual Holding Company Conversions:         45%       96%      9.3%       NA        NA
                            Medians - Mutual Holding Company Conversions:         45%       96%      9.3%       NA        NA

                                              Averages - All Conversions:         69%      108%      5.6%       NA        NA
                                               Medians - All Conversions:         54%      100%      3.8%       NA        NA
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

               Institutional Information                                           Insider Purchases

-------------------------------------------------------------------------------------------------------
                                                                               Benefit Plans
                                                                               -------------
                                                                                                            Initial
                                                Conversion                             Recog.    Mgmt.&    Dividend
Institution                              ST.       Date         Ticker         ESOP    Plans      Dirs.      Yield
-----------                              ---       ----         ------         ----    ------    ------    --------
                                                                                (%)      (%)     (%)(2)       (%)
----------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Third Century Bancorp                    IN        6/30/04    TDCB-OTS BB       8.0%     4.0%       9.6%    0.00%
SE Financial Corp.                       PA       5/6/2004    SEFL-OTS BB       8.0%     4.0%       3.9%    0.00%

                                         Averages - Standard Conversions:       8.0%     4.0%       6.8%    0.00%
                                          Medians - Standard Conversions:       8.0%     4.0%       6.8%    0.00%

Second Step Conversions
-----------------------
Partners Trust Financial Group, Inc.*(7) NY        7/15/04    PRTR-NASDAQ       8.0%     4.0%       0.7%    2.50%

                                      Averages - Second Step Conversions:       8.0%     4.0%       0.7%    2.50%
                                       Medians - Second Step Conversions:       8.0%     4.0%       0.7%    2.50%

Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.   IL        6/29/04    FFFS-NASDAQ       5.0%     4.0%       8.6%    2.40%
Monadnock Community Bncp, Inc.*(9)       NH        6/29/04    MNCK-OTC BB       4.0%     4.0%      13.5%    0.00%

                           Averages - Mutual Holding Company Conversions:       4.5%     4.0%      11.0%    1.20%
                            Medians - Mutual Holding Company Conversions:       4.5%     4.0%      11.0%    1.20%

                                              Averages - All Conversions:       6.6%     4.0%       7.3%    0.98%
                                               Medians - All Conversions:       8.0%     4.0%       8.6%    0.00%
----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Pro Forma Data
               Institutional Information                                      -------------------------------------------------
                                                                                  Pricing Ratios(3)         Financial Charac.
-------------------------------------------------------------------------------------------------------------------------------


                                                Conversion                               Core               Core           Core
Institution                              ST.       Date         Ticker         P/TB      P/E       P/A      ROA     TE/A    ROE
-----------                              ---       ----         ------         ----      ---       ---      ---     ----    ---
                                                                                (%)      (x)       (%)      (%)     (%)     (%)
-----------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Third Century Bancorp                    IN        6/30/04    TDCB-OTS BB      74.9%     39.1x     13.7%     0.4%   18.3%    1.9%
SE Financial Corp.                       PA       5/6/2004    SEFL-OTS BB      85.7%     41.7x     23.8%     0.6%   27.8%    2.1%

                                         Averages - Standard Conversions:      80.3%     40.4x     18.7%     0.5%   23.0%    2.0%
                                          Medians - Standard Conversions:      80.3%     40.4x     18.7%     0.5%   23.0%    2.0%

Second Step Conversions
-----------------------
Partners Trust Financial Group, Inc.*(7) NY        7/15/04    PRTR-NASDAQ     188.9%     17.2x     12.7%     0.7%    6.7%   11.0%

                                      Averages - Second Step Conversions:     188.9%     17.2x     12.7%     0.7%    6.7%   11.0%
                                       Medians - Second Step Conversions:     188.9%     17.2x     12.7%     0.7%    6.7%   11.0%

Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.   IL        6/29/04    FFFS-NASDAQ      73.4%     23.7x     24.9%     1.2%   25.0%    4.8%
Monadnock Community Bncp, Inc.*(9)       NH        6/29/04    MNCK-OTC BB      84.1%    458.9x     14.7%     0.0%   10.7%    0.0%

                           Averages - Mutual Holding Company Conversions:      78.7%    241.3x     19.8%     0.6%   17.9%    2.4%
                            Medians - Mutual Holding Company Conversions:      78.7%    241.3x     19.8%     0.6%   17.9%    2.4%

                                              Averages - All Conversions:     101.4%    116.1x     18.0%     0.6%   17.7%    4.0%
                                               Medians - All Conversions:      84.1%     39.1x     14.7%     0.6%   18.3%    2.1%
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                                                                         Post-IPO Pricing Trends
               Institutional Information                                                ---------------------------
                                                                                              Closing Price:
-----------------------------------------------------------------------------           ---------------------------


                                                                                          First              After
                                                Conversion                    IPO       Trading      %       First
Institution                              ST.       Date         Ticker       Price        Day     Change    Week(4)
-----------                              ---       ----         ------       -----      -------   ------    -------
                                                                              ($)         ($)       (%)       ($)
-------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Third Century Bancorp                    IN        6/30/04    TDCB-OTS BB    $10.00      $11.32    13.2%     $11.05
SE Financial Corp.                       PA       5/6/2004    SEFL-OTS BB    $10.00      $ 9.95    -0.5%     $ 9.85

                                         Averages - Standard Conversions:    $10.00      $10.64     6.4%     $10.45
                                          Medians - Standard Conversions:    $10.00      $10.64     6.4%     $10.45

Second Step Conversions
-----------------------
Partners Trust Financial Group, Inc.*(7) NY        7/15/04    PRTR-NASDAQ    $10.00      $ 9.99    -0.1%     $ 9.98

                                      Averages - Second Step Conversions:    $10.00      $ 9.99    -0.1%     $ 9.98
                                       Medians - Second Step Conversions:    $10.00      $ 9.99    -0.1%     $ 9.98

Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.   IL        6/29/04    FFFS-NASDAQ    $10.00      $11.50    15.0%     $12.25
Monadnock Community Bncp, Inc.*(9)       NH        6/29/04    MNCK-OTC BB    $ 8.00      $ 8.30     3.8%     $ 8.00

                           Averages - Mutual Holding Company Conversions:    $ 9.00      $ 9.90     9.4%     $10.13
                            Medians - Mutual Holding Company Conversions:    $ 9.00      $ 9.90     9.4%     $10.13

                                              Averages - All Conversions:    $ 9.60      $10.21     6.3%     $10.23
                                               Medians - All Conversions:    $10.00      $ 9.99     3.8%     $ 9.98
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                                   Post-IPO Pricing Trends
               Institutional Information                                         ----------------------------
                                                                                       Closing Price:
-----------------------------------------------------------------------------    ----------------------------


                                                                                            After
                                                Conversion                          %       First        %
Institution                              ST.       Date         Ticker           Change    Month(5)    Change
-----------                              ---       ----         ------           ------    --------    ------
                                                                                   (%)       ($)        (%)
--------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
Third Century Bancorp                    IN        6/30/04    TDCB-OTS BB         10.5%      $11.25      12.5%
SE Financial Corp.                       PA       5/6/2004    SEFL-OTS BB         -1.5%      $ 9.40      -6.0%

                                         Averages - Standard Conversions:          4.5%      $10.33       3.3%
                                          Medians - Standard Conversions:          4.5%      $10.33       3.3%

Second Step Conversions
-----------------------
Partners Trust Financial Group, Inc.*(7) NY        7/15/04    PRTR-NASDAQ         -0.2%      $ 9.94      -0.6%

                                      Averages - Second Step Conversions:         -0.2%      $ 9.94      -0.6%
                                       Medians - Second Step Conversions:         -0.2%      $ 9.94      -0.6%

Mutual Holding Company Conversions
----------------------------------
First Federal Financial Services, Inc.   IL        6/29/04    FFFS-NASDAQ         22.5%      $12.50      25.0%
Monadnock Community Bncp, Inc.*(9)       NH        6/29/04    MNCK-OTC BB          0.0%      $ 7.60      -5.0%

                           Averages - Mutual Holding Company Conversions:         11.3%      $10.05      10.0%
                            Medians - Mutual Holding Company Conversions:         11.3%      $10.05      10.0%


                                              Averages - All Conversions:          6.3%      $10.14       5.2%
                                               Medians - All Conversions:          0.0%      $ 9.94      -0.6%
--------------------------------------------------------------------------------------------------------------

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not
          Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.
(2)  As a percent of MHC offering for MHC transactions.
(3)  Does not take into account the adoption of SOP 93-6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full conversion basis.
(7)  Simultaneously completed acquisition of another financial institution.
(8)  Simultaneously converted to a commercial bank charter.
(9)  Former credit union.


                                                                   July 23, 2004
--------------------------------------------------------------------------------

Board of Directors
July 27, 2004
Page 16


were related to a single large problem asset. In this regard, the core elements of net income (i.e., primarily net interest income and operating expense) continue to trend less favorable from a core earnings perspective. Overall we have concluded that the parameter of profitability, growth and viability of earnings should be upgraded to a moderate upward adjustment.

          In terms of other valuation adjustments relative to the Peer Group, except for the valuation parameters of "Marketing of the Issue" and "Effect of Government Regulation and Regulatory Reform", there was no new information that would lead us to a different conclusion other than that reached in our Original Appraisal. For example, there was no significant change in market area, dividend paying capacity or management. With respect to marketing of the issue, however, we believe that it is appropriate to change our previous adjustment from "moderate upward adjustment" to "no adjustment" in view of the selloff in the market generally, the Peer Group specifically, and the recent trading in new issues.

          The general market for thrift stocks has moved lower since the date of the Original Appraisal, as indicated by the decreases recorded in the SNL Index for all publicly-traded thrifts and SNL MHC Index for all publicly-traded MHCs. Specifically, the market for all publicly traded thrifts declined in a range of 5% to 9% while the SNL Index of all thrifts and the SNL MHC index decreased by 11% and 12%, respectively. On a reported basis, the pricing of the Peer Group companies declined by approximately 13% to 21% and on a fully converted basis, the pricing of the Peer Group declined by between 6% to 14%. Activity in the new issue market reflects a lower level of aftermarket in appreciation relative to the average over the last several years and SE Financial and Monadnock Community Bancorp are currently trading below their respective IPO prices. Taking into account the foregoing, we have changed the valuation parameter of Marketing of the Issue from a moderate upward adjustment applied in the Original Appraisal to no adjustment in this updated valuation.

          In the Original Appraisal, we noted that as a federally-insured savings bank operating in the MHC form of ownership, ACFC will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. While the Company's lending operations have been a source of scrutiny of and identified as an area of criticism in the regulatory safety and soundness examination completed in 2003, such scrutiny has had a beneficial impact on the Company's risk profile, by mandating the employment of qualified and experienced lending personnel and the adoption of more stringent policies and procedures. Accordingly, the previously commercial lending restrictions which were previously imposed on the Company have been lifted. On balance, we believe that no adjustment for the valuation parameter of Effect of Government Regulation and Regulatory Reform is appropriate and have revised this valuation parameter from a slight downward adjustment applied in the Original Appraisal.

Board of Directors
July 27, 2004
Page 17


                                                                        Valuation Adjustment
                                                                        --------------------
Key Valuation Parameters:                                  Original Appraisal            Updated Appraisal
------------------------                                   ------------------            -----------------
Financial Condition                                         Slight Downward               Slight Downward
Profitability, Growth and Viability of Earnings             Slight Upward                 Moderate Upward
Asset Growth                                                Slight Upward                 Slight Upward
Primary Market Area                                         No Adjustment                 No Adjustment
Dividends                                                   No Adjustment                 No Adjustment
Liquidity of the Shares                                     Slight Upward                 Slight Upward
Marketing of the Issue                                      Moderate Upward               No Adjustment
Management                                                  No Adjustment                 No Adjustment
Effect of Government Regulations and Regulatory Reform      Slight Downward               No Adjustment

          Based on the application of the three valuation approaches, taking into consideration the updated valuation adjustments discussed above, RP Financial concluded that as of July 27, 2004 the pro forma market value of ACFC's full conversion offering equaled $110,000,000 at the midpoint, equal to 11,000,000 shares at $10.00 per share. The valuation reflects an approximate 8% decrease relative to the midpoint pro forma value established in the Original Appraisal. This adjustment is less than the indicated reduction in the Peer Group's price per share in the range of 18% and reflects the changes in the valuation parameters including the changes in the Peer Group's pricing on a reported and fully converted basis, and the improvement in the Company's regulatory environment following its recent examination and the lifting of lending restrictions. Furthermore, the pricing takes into account the Company's improved earnings, albeit tempered by the fact that the improvement is the result of diminished loan loss provisions as the core elements of income (net interest income and non-interest income net of operating expenses) have diminished based on updated earnings.

     1. P/E Approach. The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings equaled $5,459,000 for the 12 months ended June 30, 2004. In deriving ACFC's core earnings, there were three adjustments made to reported earnings was to eliminate non-recurring gains on the sale of loans and AFS investments, net of losses on foreclosed assets. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 38.00% for the gains eliminated, the Company's core earnings were determined to equal $3,836,000 for the 12 months ended June 30, 2004.

Board of Directors
July 27, 2004
Page 18


                                                                  Amount
                                                                  ------
                                                                  ($000)
     Net income                                                 $5,459,000
     Adjustment for non-recurring items(1)                      (1,623,000)
                                                                ----------
       Core earnings estimate                                   $3,836,000

     (1)  Non-recurring expense of $2,617,000, tax effected at 38.00%.

          Based on ACFC's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples (fully-converted basis) at the $110.0 million midpoint value equaled 21.72 times and 31.97 times, respectively, indicating a discount of 24.3% relative to the Peer Group's average reported P/E multiple (fully-converted basis) of 28.69 times the Core P/E multiple was substantially equivalent to the Peer Group's core P/E multiple (see Table 6, excludes P/E ratios over 50 times). By comparison, the Company's value at the midpoint in the Original Appraisal indicated a discount of 11.0% and a premium of 34.8% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis), respectively. The implied discounts or premiums reflected in the Company's pro forma P/E multiples take into consideration the Company's pro forma P/B and P/A ratios.

          On an MHC basis, the Company's pro forma P/E multiples based on reported and core earnings equaled 20.75 and 29.91 times at the midpoint, respectively (see Table 7, excludes P/E ratios over 50 times). At the supermaximum of the range, the Company's reported and core earnings multiples based on the minority stock offering equaled 27.70 and 40.08 times, respectively. In comparison, the Peer Group average multiples on an MHC basis based on reported and core earnings equaled 34.52 and 35.96 times, respectively (excluding P/E ratios over 50 times).

     2. P/B Approach. The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to ACFC's pro forma book value (fully-converted basis). Based on the $110.0 million midpoint valuation (fully converted basis), ACFC's updated pro forma P/B and P/TB ratios equaled 79.41% and 80.97%, respectively. In comparison to the average fully converted P/B and P/TB ratios for the Peer Group of 95.68% and 99.29%, the Company's ratios reflected a discount of 17.0% on a P/B basis and a discount of 18.5% on a P/TB basis. By comparison, the Company's ratios reflected a discount of 19.3% on a P/B basis and a discount of 20.5% on a P/TB basis at the midpoint of the of the valuation range on a fully converted basis in the Original Appraisal (based on the Peer Group averages).

          On an MHC basis, the Company's pro forma P/B and P/TB ratios equaled 133.41% and 137.85%, respectively, at the midpoint, which reflects a discount from the Peer Group average on an MHC basis of 34.3% to 36.2%, respectively. At the supermaximum of the range, the Company's P/B and P/TB ratios equaled 153.41% and 157.84%, respectively, which reflects a 24.5% and 27.0% discount relative to the Peer Group average P/B and P/TB ratios.

Board of Directors
July 27, 2004
Page 19


          A detailed comparison of these P/B ratios relative to the Peer Group, on both a fully-converted basis and an MHC basis, appears below.

                                                                           Price/Book          Price/Tangible
                                                                              Value              Book Value
                                                                           ----------          --------------
          I.   Fully Converted Basis (See Table 6)
               -----------------------------------

                ACFC Updated Midpoint -                                        79.41%                80.97%

                Peer Group (At 7/27/04)
                  Average                                                      95.68%                99.29%
                  Median                                                       90.45%                96.58%

               ACFC Midpoint Discount Relative to Peer Group
               Updated Appraisal as of July 27, 2004
               -------------------------------------
                  Peer Group Average                                           17.00%                18.45%
                  Peer Group Median                                            12.21%                16.16%

               Original Appraisal as of March 5, 2004
               --------------------------------------
                  Peer Group Average                                           19.25%                20.48%
                  Peer Group Median                                            19.52%                21.49%

          II.  MHC Basis (see Table 7)
               -----------------------

               ACFC Updated Midpoint                                          133.41%               137.85%
               ACFC Updated Supermaximum                                      153.41%               157.84%

               Peer Group (At 7/27/04)
                  Average                                                     203.15%               216.09%
                  Median                                                      177.43%               205.11%

               ACFC Midpoint Discount Relative to Peer Group
               Updated Appraisal as of July 27, 2004
               -------------------------------------
                  Peer Group Average                                           34.33%                36.21%
                  Peer Group Median                                            24.81%                32.79%

               Original Appraisal as of March 5, 2004
               --------------------------------------
                  Peer Group Average                                           43.90%                46.13%
                  Peer Group Median                                            39.52%                44.94%

               ACFC Supermaximum Discount Relative to
               Updated Appraisal as of July 27, 2004
               -------------------------------------
                  Peer Group Average                                           24.48%                26.96%
                  Peer Group Median                                            13.54%                23.05%

               Original Appraisal as of March 5, 2004
               --------------------------------------
                 Peer Group Average                                            36.06%                38.88%
                 Peer Group Median                                             31.08%                37.53%

Board of Directors
July 27, 2004
Page 20


     3. P/A Approach. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. Moreover, any withdrawal of deposits will result in a further increase in the post-offering P/A ratio. At the midpoint of the updated valuation range, the Company's value equaled 16.34 pro forma fully converted assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.03 which implies a discount of 26% to the Company's pro forma P/A ratio (fully-converted basis), as compared to a discount of 22% indicated at the midpoint in the Original Appraisal. On an MHC basis, the Peer Group companies exhibited an average P/A ratio of 25.59%, which provides for a discount of 30% to the Company's pro forma P/A ratio of 17.83% (the discount was 28% in the Original Appraisal).

Valuation Conclusion
--------------------

          Based on the foregoing, it is our opinion that, as of July 27, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $110,000,000 at the midpoint, equal to 11,000,000 shares offered at a per share value of $10.00. The updated valuation reflects an approximate 8% reduction relative to the fully converted midpoint valuation established in the Original Appraisal.

          Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $93.5 million and a maximum value of $126.5 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 9,350,000 at the minimum and 12,650,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $145,475,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 14,547,500.

Board of Directors
July 27, 2004
Page 21


          The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 40.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $37.4 million at the minimum, $44.0 million at the midpoint, $50.6 million at the maximum and $58.2 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3; the pro forma valuation calculations relative to the Peer Group based on MHC financials are shown in Table 7 and are detailed in Exhibits 4 and 5.


                                         Respectfully submitted,

                                         /s/ William E. Pommerening
                                         --------------------------
                                         William E. Pommerening
                                         Chief Executive Officer and
                                         Managing Director


                                         James P. Hennessey
                                         Senior Vice President

Board of Directors
July 27, 2004
Page 22


                                    Table 6
        MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                       Atlantic Coast Federal Corporation
                               As of July 27, 2004

                                                                  Fully Converted
                                                                   Implied Value           Per Share(8)
                                                                -------------------      --------------------------
                                                                 Price/      Market      Core 12 Mo.    Book Value/
Financial Institution                                           Share(1)     Value         EPS(2)          Share
---------------------                                           --------     ------      -----------    -----------
                                                                   ($)       ($Mil)          ($)            ($)
Atlantic Coast Federal Corporation
----------------------------------
  Superrange                                                      $10.00    $145.48         $0.23          $11.59
  Maximum                                                         $10.00    $126.50         $0.27          $12.06
  Midpoint                                                        $10.00    $110.00         $0.31          $12.59
  Minimum                                                         $10.00    $ 93.50         $0.37          $13.31

All Public Companies(7)
-----------------------
  Averages                                                         21.49     435.60          0.91           14.26
  Medians                                                             --         --            --              --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                        $19.02    $ 81.06         $0.55          $19.57
  Medians                                                             --         --            --              --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB     Alliance Bank MHC of PA (20.0)                            26.99      99.57          0.85           30.31
BCSB     BCSB Bankcorp MHC of MD (36.4)                            14.00      82.59          0.12           15.43
GOV      Gouverneur Bcp MHC of NY (42.5)                           12.25      27.95          0.38           13.85
GCBC     Green Co Bcrp MHC of NY (43.9)                            32.00      65.70          1.48           30.14
JXSB     Jcksnville Bcp MHC of IL (46.3)                           14.85      28.99          0.08           17.61
ONFC     Oneida Fincl MHC of NY (42.2)                             10.05      75.25          0.37           11.94
PBHC     Pathfinder BC MHC of NY (36.8)                            15.86      38.83          0.53           17.59
ROME     Rome Bncp Inc MHC of NY (38.9)                            30.00     127.29          0.61           24.17
WCFB     Wbstr Cty Fed MHC of IA (39.0)                            14.00      52.81          0.39           13.38
WFD      Westfield Finl MHC of MA (46.5)                           20.18     211.57          0.70           21.24

                                                                                                                Dividends(4)
                                                                        Pricing Ratios(3)                ---------------------------
                                                            ------------------------------------------   Amount/             Payout
Financial Institution                                         P/E     P/B      P/A     P/TB     P/Core    Share    Yield    Ratio(5)
---------------------                                         ---     ---      ---     ----     ------    -----    -----    --------
                                                             (x)      (%)      (%)      (%)      (x)       ($)      (%)       (%)
Atlantic Coast Federal Corporation
----------------------------------
  Superrange                                                29.47    86.25    20.69    87.63     43.91    $0.00    0.00%      0.00%
  Maximum                                                   25.28    82.93    18.41    84.40     37.41    $0.00    0.00%      0.00%
  Midpoint                                                  21.72    79.41    16.34    80.97     31.97    $0.00    0.00%      0.00%
  Minimum                                                   18.25    75.10    14.19    76.74     26.72    $0.00    0.00%      0.00%

All Public Companies(7)
-----------------------
  Averages                                                  17.19   153.75    16.67   166.19     19.12     0.47     2.24      36.92
  Medians                                                   15.98   144.48    14.59   156.64     17.60      ---      ---        ---

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                 28.69x    95.68    22.03    99.29    32.08x     0.45     2.58      49.03
  Medians                                                  28.77x    90.45    21.65    96.58    30.84x       --       --         --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB     Alliance Bank MHC of PA (20.0)                     31.38    89.05    21.84    89.05     31.75     0.36     1.33      42.35
BCSB     BCSB Bankcorp MHC of MD (36.4)                      N.M.    90.73    10.64    93.52      N.M.     0.50     3.57         NM
GOV      Gouverneur Bcp MHC of NY (42.5)                    30.63    88.45    25.48    88.45     32.24     0.26     2.12      68.42
GCBC     Green Co Bcrp MHC of NY (43.9)                     21.62   106.17    21.45   106.17     21.62     0.84     2.63      56.76
JXSB     Jcksnville Bcp MHC of IL (46.3)                    38.08    84.33    10.40    92.58      N.M.     0.30     2.02         NM
ONFC     Oneida Fincl MHC of NY (42.2)                      22.33    84.17    16.21    98.14     27.16     0.38     3.78         NM
PBHC     Pathfinder BC MHC of NY (36.8)                     22.66    90.16    12.01   101.02     29.92     0.40     2.52         NM
ROME     Rome Bncp Inc MHC of NY (38.9)                      N.M.   124.12    38.96   124.12     49.18     0.60     2.00         NM
WCFB     Wbstr Cty Fed MHC of IA (39.0)                     35.90   104.63    39.71   104.87     35.90     0.68     4.86         NM
WFD      Westfield Finl MHC of MA (46.5)                    26.91    95.01    23.64    95.01     28.83     0.20     0.99      28.57

                                                                          Financial Characteristics(6)
                                                            ---------------------------------------------------------------
                                                                                               Reported            Core
                                                            Total      Equity/    NPAs/      ------------      ------------
Financial Institution                                       Assets      Assets    Assets     ROA      ROE      ROA      ROE
---------------------                                       ------      ------    ------     ---      ---      ---      ---
                                                            ($Mil)       (%)       (%)       (%)      (%)      (%)      (%)
Atlantic Coast Federal Corporation
----------------------------------
  Superrange                                                   $703     23.98      0.60      0.70     2.93     0.47     1.96
  Maximum                                                      $687     22.20      0.62      0.73     3.28     0.49     2.22
  Midpoint                                                     $673     20.58      0.63      0.75     3.66     0.51     2.48
  Minimum                                                      $659     18.89      0.64      0.78     4.11     0.53     2.81

All Public Companies(7)
-----------------------
  Averages                                                  2829.00     10.90      0.64      0.83     8.99     0.65     7.17
  Medians                                                        --        --        --        --       --       --       --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
  Averages                                                      407     22.44      0.71      0.69     3.04     0.64     2.68
  Medians                                                        --        --        --        --       --       --       --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
ALLB     Alliance Bank MHC of PA (20.0)                      456.00     24.53      1.61      0.70     2.86     0.69     2.82
BCSB     BCSB Bankcorp MHC of MD (36.4)                      776.00     11.73      0.17      0.12     0.98     0.10     0.78
GOV      Gouverneur Bcp MHC of NY (42.5)                     110.00     28.81      0.86      0.87     2.90     0.83     2.76
GCBC     Green Co Bcrp MHC of NY (43.9)                      306.00     20.20      0.15      1.04     4.99     1.04     4.99
JXSB     Jcksnville Bcp MHC of IL (46.3)                     279.00     12.34      1.20      0.28     2.25     0.06     0.46
ONFC     Oneida Fincl MHC of NY (42.2)                       464.00     19.26        NA      0.73     3.85     0.60     3.16
PBHC     Pathfinder BC MHC of NY (36.8)                      323.00     13.32      1.07      0.56     4.04     0.42     3.06
ROME     Rome Bncp Inc MHC of NY (38.9)                      327.00     31.39      0.54      0.66     2.09     0.79     2.50
WCFB     Wbstr Cty Fed MHC of IA (39.0)                      133.00     37.95      0.46      1.10     2.93     1.10     2.93
WFD      Westfield Finl MHC of MA (46.5)                     895.00     24.89      0.37      0.87     3.55     0.81     3.31

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

Board of Directors
July 27, 2004
Page 23


                                     Table 7
                              Public Market Pricing
                       Atlantic Coast Federal Corporation
                               As of July 27, 2004
                    MHC Pricing - 40% Minority Stock Issuance

                                                   Fully Converted
                                                    Implied Value                Per Share
                                                  -------------------    --------------------------
                                                   Price/      Market    Core 12 Mo.    Book Value/
Financial Institution                             Share(1)     Value       EPS(2)          Share
---------------------                             --------     ------    -----------    -----------
                                                    ($)        ($Mil)        ($)            ($)
Atlantic Coast Federal Corporation
----------------------------------
  Superrange                                        $10.00    $145.48       $0.25          $6.52
  Maximum                                           $10.00    $126.50       $0.29          $6.97
  Midpoint                                          $10.00    $110.00       $0.33          $7.50
  Minimum                                           $10.00     $93.50       $0.40          $8.20

All Public Companies(7)
-----------------------
  Averages                                           21.49     435.60        0.91          14.26
  Medians                                               --         --          --             --

Comparable Group Averages
-------------------------
  Averages                                          $19.02     $31.72       $0.44          $9.38
  Medians                                               --         --          --             --

Comparable Group
----------------
ALLB   Alliance Bank MHC of PA (20.0)                26.99      18.57        0.65          10.43
BCSB   BCSB Bankcorp MHC of MD (36.4)                14.00      30.02        0.04           7.77
GOV    Gouverneur Bcp MHC of NY (42.5)               12.25      11.89        0.31           7.80
GCBC   Green Co Bcrp MHC of NY (43.9)                32.00      28.83        1.31          14.70
JXSB   Jcksnville Bcp MHC of IL (46.3)               14.85      13.41        0.01          10.75
ONFC   Oneida Fincl MHC of NY (42.2)                 10.05      31.59        0.32           6.92
PBHC   Pathfinder BC MHC of NY (36.8)                15.86      14.61        0.44           9.08
ROME   Rome Bncp Inc MHC of NY (38.9)                30.00      49.23        0.44           8.35
WCFB   Wbstr Cty Fed MHC of IA (39.0)                14.00      20.61        0.31           6.04
WFD    Westfield Finl MHC of MA (46.5)               20.18      98.42        0.60          11.96

                                                                                                            Dividends(4)
                                                                Pricing Ratios(3)                  ----------------------------
                                                   --------------------------------------------    Amount/              Payout
Financial Institution                               P/E      P/B       P/A     P/TB     P/Core      Share     Yield    Ratio(5)
---------------------                               ---      ---       ---     ----     ------     -------    -----    --------
                                                    (x)      (%)       (%)      (%)      (x)         ($)       (%)       (%)
Atlantic Coast Federal Corporation
----------------------------------
  Superrange                                       27.70    153.41    23.11    157.84    40.08      $0.00     0.00%      0.00%
  Maximum                                          23.97    143.41    20.31    147.87    34.61      $0.00     0.00%      0.00%
  Midpoint                                         20.75    133.41    17.83    137.85    29.91      $0.00     0.00%      0.00%
  Minimum                                          17.56    121.90    15.29    126.28    25.27      $0.00     0.00%      0.00%

All Public Companies(7)
-----------------------
  Averages                                         17.19    153.75    16.67    166.19    19.12       0.47      2.24      36.92
  Medians                                          15.98    144.48    14.59    156.64     17.6         --        --         --

Comparable Group Averages
-------------------------
  Averages                                        34.52x    203.15    25.59    216.09   35.96x       0.45      2.58      18.24
  Medians                                         34.08x    177.43    24.18    205.11   36.05x         --        --         --

Comparable Group
----------------
ALLB   Alliance Bank MHC of PA (20.0)              40.89    258.77    24.44    258.77    41.52       0.36      1.33      11.07
BCSB   BCSB Bankcorp MHC of MD (36.4)               N.M.    180.18    11.30    191.52     N.M.       0.50      3.57         NM
GOV    Gouverneur Bcp MHC of NY (42.5)             37.12    157.05    29.15    157.05    39.52       0.26      2.12         NM
GCBC   Green Co Bcrp MHC of NY (43.9)              24.43    217.69    23.92    217.69    24.43       0.84      2.63      28.14
JXSB   Jcksnville Bcp MHC of IL (46.3)             46.41    138.14    10.93    161.76     N.M.       0.30      2.02         NM
ONFC   Oneida Fincl MHC of NY (42.2)               25.13    145.23    17.64    192.53    31.41       0.38      3.78         NM
PBHC   Pathfinder BC MHC of NY (36.8)              26.00    174.67    12.84    220.58    36.05       0.40      2.52         NM
ROME   Rome Bncp Inc MHC of NY (38.9)               N.M.    359.28    49.03    359.28     N.M.       0.60      2.00         NM
WCFB   Wbstr Cty Fed MHC of IA (39.0)              45.16    231.79    50.14    232.95    45.16       0.68      4.86         NM
WFD    Westfield Finl MHC of MA (46.5)             31.05    168.73    26.53    168.73    33.63       0.20      0.99      15.51

                                                                    Financial Characteristics(6)
                                                  -----------------------------------------------------------------
                                                                                    Reported              Core
                                                   Total    Equity/    NPAs/      -------------     ---------------    Offering
Financial Institution                             Assets    Assets    Assets       ROA      ROE      ROA       ROE       Size
---------------------                             ------    ------    ------       ---      ---      ---       ---     --------
                                                  ($Mil)      (%)      (%)         (%)      (%)      (%)       (%)      ($Mil)
Atlantic Coast Federal Corporation
----------------------------------
  Superrange                                        $629     15.07     0.67        0.83     5.54     0.58      3.83      58.19
  Maximum                                           $623     14.16     0.68        0.85     5.98     0.59      4.14      50.60
  Midpoint                                          $617     13.36     0.69        0.86     6.43     0.60      4.46      44.00
  Minimum                                           $611     12.55     0.69        0.87     6.94     0.61      4.82      37.40

All Public Companies(7)
-----------------------
  Averages                                         2,829      10.9     0.64        0.83     8.99     0.65      7.17
  Medians                                             --        --       --          --       --       --        --

Comparable Group Averages
-------------------------
  Averages                                           364     12.37     0.71        0.65     5.15     0.60      4.54
  Medians                                             --        --       --          --       --       --        --

Comparable Group
----------------
ALLB   Alliance Bank MHC of PA (20.0)                380      9.45     1.61        0.60     6.46     0.59      6.37
BCSB   BCSB Bankcorp MHC of MD (36.4)                731      6.27     0.17        0.06     0.91     0.04      0.52
GOV    Gouverneur Bcp MHC of NY (42.5)                96     18.56     0.86        0.83     4.27     0.78      4.02
GCBC   Green Co Bcrp MHC of NY (43.9)                275     10.99     0.15        1.03     9.22     1.03      9.22
JXSB   Jcksnville Bcp MHC of IL (46.3)               265      7.91     1.20        0.24     3.06     0.01      0.10
ONFC   Oneida Fincl MHC of NY (42.2)                 427     12.14       NA        0.70     5.99     0.56      4.79
PBHC   Pathfinder BC MHC of NY (36.8)                302      7.35     1.07        0.52     6.92     0.38      4.99
ROME   Rome Bncp Inc MHC of NY (38.9)                260     13.65     0.54        0.55     3.98     0.72      5.15
WCFB   Wbstr Cty Fed MHC of IA (39.0)                105     21.63     0.46        1.11     5.18     1.11      5.18
WFD    Westfield Finl MHC of MA (46.5)               798     15.72     0.37        0.84     5.48     0.78      5.06

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.